Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS FINANCIAL RESULTS FOR THE SECOND

QUARTER AND SIX MONTHS ENDED JUNE 30, 2009

DALLAS, TX, August 12, 2009 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the second quarter and six month period ended June 30, 2009. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom tub liners and wall surround products, storage organization systems for closets and garages and related accessories.

Financial Results

For the second quarter, U.S. Home Systems, Inc. (USHS) had revenues of $25.5 million as compared to $35.5 million in the same quarter last year. Excluding revenues from deck products, which USHS phased out in 2008, revenues declined $5.9 million from $31.4 million in the second quarter last year.

USHS reported a net loss of $1.2 million, or $0.17 per share for the second quarter 2009. The loss in the quarter included a $1.5 million pre-tax charge related to a litigation settlement. Excluding the one time charge, net loss for second quarter 2009 was $286,000, or $0.04 per share as compared to net income of $720,000, or $0.09 per share in the second quarter 2008.

Murray Gross, chairman and chief executive officer, commented, “The second quarter was a challenging quarter for us but we are increasingly confident that the worst is behind us. Our lower revenues, which resulted from the weak economy deleveraged our operating infrastructure and increased our effective cost of marketing in the quarter. However, we are encouraged by the positive early signals of a recovery in the housing sector, and these initial improvements are beginning to be reflected in our business. We have experienced quarter-over-quarter improvement in new orders and sales closing rates, and of particular importance, an increase in the number of customers approved for financing in the second quarter 2009 as compared to the first quarter 2009. This positive trend continued in July and we are encouraged by the very early trends in August. These positive signals increase our confidence that the near-term economic environment will improve and the long-term outlook remains strong. Nevertheless, in the short term, we continue to face challenges of slower demand, particularly in California, Arizona, Michigan and South Florida. We continue to believe, however, that USHS is well positioned with our national presence, relationship with the leader in home improvement, and diverse product offerings, to thrive as the housing market continues to improve.”

For the six months ended June 30, 2009, USHS had revenues of $51.7 million as compared to $67.4 million in the prior year period. Excluding revenues from deck products, revenues declined $9.5 million from $60.9 million in the six months ended June 30, 2008.

USHS had a net loss of $2.2 million, or $0.30 per share as compared to net income of $715,000, or $0.09 per share in the six months ended June 30, 2009 and 2008, respectively. Excluding a one-time charge of $1.5 million in the second quarter 2009 related to a litigation settlement, net loss in the six months ended June 30, 2009 was $1.2 million.

Second Quarter 2009 Highlights

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USHS reported new orders of $26.5 million in the second quarter as compared to $34.4 million for the second quarter of 2008. Excluding deck products, which the company phased out offering in 2008, new orders declined approximately 12.4% as compared to $30.3 million in the same period last year. However, new orders in the second quarter increased 7.5% sequentially from $24.7 million in the first quarter 2009.

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Careful cost controls contributed to a 280 basis point improvement in gross profit margin and reduced branch operating and general and administrative expenses in the current quarter as compared to the second quarter last year.

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USHS continued adjusting its marketing initiatives, including expanding its employee based in-store marketing program, targeting higher-performing markets and scaling back its third-party program in underperforming areas. It is reallocating marketing resources to enhance efforts in areas with more experienced sales personnel and greater opportunity for consumer financing approval. The Company expects that these actions will ultimately reduce lead generation costs, however start-up costs associated with expanding the Company’s employee in-store program increased marketing cost in the second quarter. USHS expects improved performance in this area next quarter.

Outlook

“Although we are beginning to see positive signals, we are not yet able to predict the rate of improvement in consumer demand,” Mr. Gross concluded. “We expect continued quarter-over-quarter improvement in the near-term and we are confident that our long-term outlook remains strong. We believe the weak economy and tightness in the consumer credit market has created significant pent-up demand which should accelerate our recovery as the credit market and the overall economy improve. We will continue to address the operating environment to focus on our marketing strategy and, as necessary, make additional cost adjustments to support our long-term objectives. We are confident that our financial condition will remain strong as we work through this challenging time.”

Conference Call Information

Management of USHS will hold a conference call on August 12, 2009 at 4:30 p.m. ET to discuss its 2009 second quarter financial results. The financial results will be released following the close of trading on August 12, 2009. Interested parties may access the call by calling 877-941-2930 from within the United States, or 480-629-9690 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through August 19, 2009, and can be accessed by dialing 800-406-7325 (U.S.), 303-590-3030 (Int’l), pass code 4128640.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until September 12, 2009 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on a number of assumptions, including expectations for continued market growth and anticipated revenue levels. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. The Company’s ability to continue to grow sales and to expand geographically and through new products and acquisitions will be key to its success in the future. If the industry’s or the Company’s performance differs materially from these assumptions or estimates, U.S. Home Systems’ actual results could vary significantly from the estimated performance reflected in any forward-looking statements.

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USHS REPORTS SECOND QUARTER 2009 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations (In thousands, except shares and per share amounts) (Unaudited)	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues	$25,503	$35,485	$51,673	$67,432
Cost of remodeling contracts	11,196	16,561	22,885	31,948
Gross profit	14,307	18,924	28,788	35,484

Costs and expenses:
Branch operations	1,935	2,340	4,031	4,504
Sales, marketing and license fees	10,378	12,563	21,559	24,269
General and administrative	2,453	2,835	5,213	5,532
Legal settlement	1,500	—	1,500	—
Total costs and expenses	16,266	17,738	32,303	34,305
Operating income (loss)	(1,959)	1,186	(3,515)	1,179
Interest expense	36	44	75	84
Other income	30	32	66	72
Income (loss) before income taxes	(1,965)	1,174	(3,524)	1,167
Income tax expense (benefit)	(754)	454	(1,353)	452
Net income (loss)	(1,211)	720	(2,171)	715

Net income (loss) per common share – basic and diluted:	$(0.17)	$0.09	$(0.30)	$0.09

Number of weighted-average shares of common stock outstanding – basic	7,162,477	7,615,984	7,297,224	7,624,423
Number of weighted-average shares of common stock outstanding – diluted	7,162,477	7,621,046	7,297,224	7,641,425

USHS REPORTS SECOND QUARTER 2009 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,393,084	$9,825,528
Marketable securities	2,074,350	2,036,049
Accounts receivable-trade, net of allowance for doubtful accounts of $66,236 and $141,158, respectively	3,969,324	3,060,337
Accounts receivable-other	119,365	28,060
Income tax receivable	565,413	574,303
Commission advances	771,200	863,405
Inventories	3,299,737	3,538,637
Prepaid marketing	869,470	1,272,535
Prepaid expenses	1,060,426	835,512
Deferred income taxes	1,853,215	568,737

Total current assets	20,975,584	22,603,103

Property, plant, and equipment, net	2,262,399	2,518,849
Assets held for sale	2,514,643	2,514,643
Goodwill	3,589,870	3,589,870
Other assets	829,046	662,391

Total assets	$30,171,542	$31,888,856

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,687,469	$2,968,908
Accrued wages, commissions, bonuses and vacation	1,413,626	1,396,326
Accrued legal settlement	1,500,000	—
Federal and state taxes payable	672,947	616,182
Long-term debt, current portion	221,817	214,254
Other accrued liabilities	788,052	1,032,778

Total current liabilities	7,283,911	6,228,448
Deferred income taxes	310,491	309,942
Long-term debt, net of current portion	2,418,841	2,530,636

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,150,683 and 7,654,196 shares issued; 7,139,899 and 7,341,943 shares outstanding at June 30, 2009 and December 31, 2008, respectively	7,151	7,654
Additional capital	14,007,099	15,449,223
Retained earnings	6,166,723	8,337,420
Treasury stock, at cost, 10,784 and 312,253 shares at June 30, 2009 and December 31, 2008, respectively	(22,674)	(974,467)

Total stockholders’ equity	20,158,299	22,819,830

Total liabilities and stockholders’ equity	$30,171,542	$31,888,856

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